Exhibit 99.2
NaviSite Appoints R. Brooks Borcherding as President
Andover, MA, March 1, 2010 — NaviSite, Inc. (NASDAQ: NAVI), a leading provider of cloud-enabled enterprise hosting and application management services, announced today the promotion of R. Brooks Borcherding as President. Borcherding will expand his current responsibilities to incorporate overall sales, marketing, operations and service delivery in addition to business planning and day-to-day operations.
“Since joining the company last April, Brooks has successfully sharpened our focus on the large enterprise market,” said Arthur Becker, NaviSite’s Chief Executive Officer. “His promotion to President is recognition of his significant contributions to the business and our continued confidence in his ability to drive the company’s success going forward.” Borcherding’s primary objective will be to accelerate NaviSite’s transformation into the leading provider of complex hosting, application management and cloud solutions for enterprise customers.
“The introduction of our compelling managed cloud solutions will completely disrupt the cloud computing market. This is a truly unique opportunity for NaviSite as we leverage our core strengths in complex hosting and application management to capture a large new addressable market,” said Borcherding. “It’s the combination of great people and superior enterprise-class solutions that excites me most about the potential of our company. I’m thrilled to have this opportunity and look forward to working with everyone at NaviSite to accelerate our success.”
About NaviSite
NaviSite, Inc. (NASDAQ: NAVI— News) is a leading worldwide provider of enterprise-class, cloud-enabled hosting, managed applications and services. The Company provides a full suite of reliable and scalable managed services, including Applications Services, industry-leading Enterprise Hosting, and Managed Cloud Services for enterprises looking to outsource IT infrastructures and lower their capital and operational costs. Over 1,400 customers depend on NaviSite for customized solutions, delivered through a global footprint of over a dozen state-of-the-art data centers supported by approximately 600 professionals. For more information on NaviSite services, please visit www.navisite.com.